Exhibit 10.44

June 30, 2003

BY HAND DELIVERY

Mr. Steve Kennedy

c/o Wind River Systems, Inc.

500 Wind River Way

Alameda, CA 94501

Dear Steve:

This letter sets forth the substance of the agreement (the “Agreement”) that Wind River Systems, Inc. (the “Company”) is offering to you in connection with your separation from the Company and from Wind River Sales Co., Inc.  (“Sales Co.”).

1.                                      RESIGNATION.  You have tendered, and the Company has accepted, your resignation from employment from the Company and Sales Co., as described herein. You resigned from your position as the Company’s Group Vice President of Worldwide Sales and Marketing and President of Sales Co. as of May 19, 2003. Your employment will continue during the transition period described below until June 30, 2003, on which date your employment with the Company, and any subsidiary thereof, will terminate (the “Separation Date”).  In addition to the job search activities referenced below in Section 3, you will continue to provide reasonable services to the Company as an employee until the Separation Date.

2.                                      ACCRUED SALARY AND PAID TIME OFF.  On the Separation Date, the Company will pay you your final check, including all salary and accrued and unused vacation through the Separation Date, and commissions totaling $31,218.36 (which amount represents all commission and bonus amounts owed to you through the Separation Date), subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement. Additionally, we will make the appropriate adjustments to your W-2 to reflect the gross up covering your Compass Club Award trip.

3.                                      OUTPLACEMENT SERVICES.  The Company has engaged the services of Spherion to assist you with your search for new employment  for a period of 12 months, commencing no later than October 1, 2003.  As part of this Agreement, the Company will allow you time to consult with [Spherion] and to conduct job search activities consistent with your job responsibilities during the period of your employment preceding the Separation Date.  You are entitled to, and will be provided, these outplacement services whether or not you sign a Release of Claims.

4.                                      SEVERANCE BENEFITS.  If you choose to sign the Release of Claims attached hereto as Exhibit A (the “Release”), as part of this Agreement, you will be eligible for a lump sum severance payment equal to 52 weeks of your base salary (excluding incentive pay, premium pay, overtime bonuses and other forms of variable compensation) at the rate in effect during the last regularly scheduled payroll period immediately preceding your Separation Date, less standard withholdings and deductions.  This payment will be subject to standard payroll withholdings and deductions and shall be made promptly, but in no event more than ten (10) days after the Effective Date of the Release.  You should not sign the Release until on or after the Separation Date.

5.                                      HEALTH INSURANCE.  If you are enrolled in a Company -sponsored health, dental, vision plan or employee assistance plan your coverage will continue until your Separation Date.  After that time, you are eligible to continue identical coverage under such health, dental, vision or employee assistance plan (or to convert to an individual policy), under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  You will be provided a notification of your right to continue such coverage at the time of termination pursuant to COBRA (“COBRA Continuation Coverage”).  If COBRA Continuation Coverage is timely elected and you choose to sign the Release, the Company will pay the COBRA Continuation Coverage premium on your behalf for an identical health, dental and vision plan for 12 months following the Separation Date, after which such period ends, you will be responsible for the remaining payment of premiums required under COBRA for the remainder of the period of COBRA Continuation Coverage; provided, however, that in the event that you secure coverage pursuant to subsequent employer’s health, dental, vision or employee assistance plan, the Company’s obligation to pay such COBRA premiums shall immediately terminate.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice of your COBRA rights.

6.                                      STOCK OPTIONS.  Your stock options will continue to vest until the Separation Date. You will then have until the close of market on September 30, 2003 to exercise any option shares that were vested as of the Separation Date. All other terms, conditions, and limitations applicable to your options will remain in full force and effect pursuant to the applicable stock option agreements between you and the Company, the applicable stock option plan documents, and any other documents applicable to the options.  The attached Exhibit B specifically outlines the vesting schedule of shares as of June 30, 2003.

7.                                      OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, following full payment by the Company of all amounts owing hereunder, you will not receive any additional compensation, severance or benefits from the Company.

8.                                      EXPENSE REIMBURSEMENT.  You agree that, within ten (10) days following the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you in accordance with its regular business practices.

9.                                      RETURN OF COMPANY PROPERTY.  You agree that on or before the Separation Date you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment (not including the Company-issued PC which you may keep), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”); provided, however, that you may continue to possess, prior to the Separation Date, any such documents or other Company materials necessary for your performance of services to the Company during the period prior to the Separation Date.

10.                               NO ADMISSIONS.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11.                               PROPRIETARY INFORMATION OBLIGATIONS.  You acknowledge your continuing obligation to comply with your Employee Proprietary Rights Agreement, a copy of which is attached hereto as Exhibit C, at all times during, and subsequent to the termination of, your employment with the Company.

12.                               CONFIDENTIALITY.  The negotiations with respect to, and provisions of, this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever, provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements, including without limitation the filing of the Agreement with the Securities and Exchange Commission; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you may not disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

13.                               NONDISPARAGEMENT.  Both you and the Company (by its officers and directors) agree not to disparage the other party, or the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process, after giving reasonable advance notice to the other party.

14.                               RELEASE.  In exchange for and as a condition to receiving the severance payments, COBRA premiums and other consideration under this Agreement to which you would not otherwise be entitled, you agree to sign, deliver to the Company, and make effective the Release.  You should sign the Release on or after the Separation Date.

15.                               ARBITRATION.  To ensure rapid and economical resolution of any disputes that arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever (with the sole exception of disputes involving enforcement of the Proprietary Information And Inventions Agreement), arising from or regarding the interpretation, performance, enforcement or breach of this Agreement (including Exhibit C) shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum), by a single arbitrator, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under the then-existing JAMS employment arbitration rules and procedures. Nothing in this Agreement shall prevent either party from seeking to obtain injunctive relief in court to preserve the status quo or prevent irreparable harm pending the conclusion of any such arbitration.

16.                               MISCELLANEOUS.  This Agreement, including all exhibits thereto, constitutes the complete, final, and exclusive embodiment of your entire agreement with the Company, and supersedes all prior and contemporaneous agreements, promises and representations, with regard to its subject matters. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  This Agreement may not be modified except in a writing signed by you and a duly authorized officer of the Company. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement shall bind the heirs, personal representatives, successors, and assigns of both you and the Company, and inure to the benefit of you and the Company, their heirs, successors, and assigns.  The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

If this Agreement is acceptable to you, please sign below and return one original to me, and sign and return to me the Release on or after June 30, 2003. I wish you all the best in your future endeavors.

Sincerely,

WIND RIVER SYSTEMS, INC.

By:	/s/ John Brennan
John Brennan
Vice President, Human Resources

Exhibit A— Release of Claims
Exhibit B— Personnel Option Status
Exhibit C— Employee Proprietary Rights Agreement

I UNDERSTAND AND AGREE TO THE TERMS SET FORTH ABOVE:

By:	/s/ Steve Kennedy
Steve Kennedy

Dated:	7/8/2003

EXHIBIT A

FORM OF RELEASE OF CLAIMS

In exchange for and as a condition to receiving the severance payments, COBRA premiums, and other consideration under the separation agreement between Wind River Systems, Inc. (the “Company”) and me dated June 30, 2003 (the “Separation Agreement”), I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their respective its officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim or duty for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended, (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA.  I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that may arise after I execute this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days from the date I receive this Agreement to consider this Agreement (although I voluntarily may choose to execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the later of (i) the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Agreement, and (ii) the date I return this Agreement, fully executed, to the Company.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company, its affiliates, and the entities and persons specified above.

/s/ Steve Kennedy
Steve Kennedy

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EXHIBIT B

PERSONNEL OPTION STATUS

Personnel Option Status	Wind River Systems, Inc.

ID: 94-2873391
500 Wind River Way
Alameda, CA 94501

AS OF 6/30/2003

Stephen A. Kennedy

Option Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable

014426	9/27/2001	98EI	NQ	20,000	$10.25	0	8,750	0	11,250	20,000	8,750
016063	7/10/2002	87EI	NQ	100,000	$5.00	0	0	0	100,000	100,000	0

				120,000		0	8,750	0	111,250	120,000	8,750

Information Currently on File

Tax	Rate %	Option SDS Broker	Registration	Alternate Address

Federal	27.000
Medicare	1.450
Social Security	6.200
none	0.000
none	0.000

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EXHIBIT C

EMPLOYEE PROPRIETARY RIGHTS AGREEMENT

(FOR US-BASED PERSONNEL ONLY)

In consideration of my employment or continued employment by Wind River Systems, Inc. or its subsidiaries and affiliates (the “Company”), and the compensation now and hereafter paid to me, I hereby represent and agree as follows:

1.               I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of my employment with the Company, I am expected to make new contributions to and/or create inventions of value for the Company.

2.               I will promptly disclose in confidence to the Company all inventions, improvements, original works of authorship, algorithms, processes, methods, computer programs, schematics, databases and customer and competitive information (“Intellectual Property”), whether or not patentable, copyrightable or protectable as trade secrets, that are or have been made, discovered, conceived or first reduced to practice by me, either alone or jointly with others, during the period of my employment, which are related in any way to the business of the Company, similar to or competitive with the products or research and development activities of the Company, or sold to the Company’s customers or potential customers.

3.               To the extent not already assigned to the Company by operation of law, I agree that all Intellectual Property that — (a) is or has been developed using equipment, supplies or facilities of the Company (except for any permitted personal use of Company equipment in connection with a home office or any permitted personal use of mobile Company computing equipment outside of Company facilities), (b) is or has been developed using trade secrets of the Company, (c) results or has resulted from work performed by me for the Company or (d) relates to the business or the actual or anticipated research or development of the Company — will be the sole and exclusive property of and is hereby assigned to the Company (including any right to sue and collect damages for past infringements).  The provisions of this paragraph do not apply to any invention that may not be assigned to the Company according to Section 2870 of the California Labor Code, which is set forth in the Appendix to this Agreement.

4.               I acknowledge that all original works of authorship which are or have been made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101).

5.               I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights and other legal protections for the Company’s Intellectual Property in any and all countries.  I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance.

6.               To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a list of Intellectual Property that I believe I have, alone or jointly with others, made, discovered, conceived or first reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I believe to be excluded from the scope of this Agreement.  If disclosure of any such Intellectual Property on Exhibit A would cause me to violate any prior confidentiality obligations, I understand that I am not to list such Intellectual Property in Exhibit A but I am to indicate that all such Intellectual Property has not been listed for that reason.

7.               I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be developed by me or disclosed to me that relates to the business of the Company or to the business of any customer or supplier of the Company or other third party (“Confidential Information”).  Such Confidential Information includes but is not limited to, patent applications, works of authorship, inventions, data, know-how, developments, algorithms, processes, methods, designs, marketing plans, product plans, business strategies, partnering strategies, financial information, forecasts, competitive analyses, personnel information and customer (and potential customer) information.  Confidential Information shall not include any information that (through no fault of my own) was or has become a matter of public knowledge, was or is disclosed by the Company to a third party without a duty of confidentiality on the third party, or becomes publicly disclosed under operation of law.

8.               At all times, both during my employment and after its termination, I will keep all such Confidential Information in confidence and trust, and I will not use or disclose any of such Confidential Information without the written consent of the Company, except as may be necessary to perform my duties as an employee of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and I will not retain any documents or materials or copies thereof containing any Confidential Information.

9.               I agree that during the period of my employment by the Company I will not engage in any employment or business activity outside of my employment with the Company that might conflict with my obligations to the Company (including my obligations under this Agreement regarding Confidential Information and relating to Intellectual Property), including any duty of loyalty to the Company imposed by law.  I agree that I will not engage in any business activity during the period of my employment outside of my employment with the Company that involves any competitors of the Company in any of the fields in which the Company participates.  I agree further that for the period of my employment with the Company and for one (1) year after the date of termination of my employment with the Company, I will not (i) solicit (or aid in the solicitation of) any employee of the Company to leave the employ of the Company, or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company).

10.         I represent that my performance of all terms of this Agreement and my duties as an employee of the Company will not breach any intellectual property assignment or confidentiality agreement with any former employer or other party.  I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any Intellectual Property of a former employer, or documents or materials of a former employer that are not generally available to the public.  Not withstanding the forgoing, I agree that if I incorporate (or cause the incorporation of) Intellectual Property to which I claim to have an interest into the developments, services or processes of the Company, such Intellectual Property is hereby licensed to the Company on a perpetual, royalty-free basis to the full extent of my interest in such Intellectual Property, including all copyrights and patent rights.

11.         This Agreement will be governed by and construed according to the laws of the State of Delaware.  If any provision of this Agreement is deemed unenforceable by law, then such provision will be deemed stricken from this Agreement, unless it can be modified by a court so as to render it enforceable consistent with the intent of the Agreement, and the remaining provisions will continue in full force and effect.  I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

12.         This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior representations.  No modification of or amendment to this agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

13.         The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

14.         I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.  This Agreement shall be effective as of the first day of my employment by the Company.

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I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

EMPLOYEE		COMPANY

BY:	/s/ Steve Kenndy	BY:	/s/ Jo Chew

TITLE:	Vice President	TITLE:	HR Assistant

DATE:	January 10, 2002	DATE:	1/14/2002

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EXHIBIT A

PRIOR INTELLECTUAL PROPERTY

The following is a list of Intellectual Property that may be relevant to the subject matter of my employment by the Company that have been made, discovered, conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒            No Intellectual Property.

☐            See Below:

☐            Due to confidentiality agreements with prior employer, I cannot disclose certain Intellectual Property that would otherwise be included on the above-described list.

☐            Additional sheets attached.

/s/ Steve Kennedy
EMPLOYEE SIGNATURE

Steve Kennedy
EMPLOYEE — PRINT NAME

January 15, 2002
DATE

APPENDIX

California Labor Code Section 2870

(a)                                  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                  Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)                                  Result from any work performed by the employee for the employer.

(b)                                 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.